Exhibit 10.1
SIXTH AMENDMENT
          This Sixth Amendment (the “Sixth Amendment”), dated as of August 9, 2010, but effective as set forth in Paragraph 10 below, to the Amended and Restated Strategic Alliance Agreement (as amended) is entered into by and between PENWEST PHARMACEUTICALS CO., a corporation organized and existing under the laws of the State of Washington, with its principal place of business at 39 Old Ridgebury Road, Danbury, Connecticut 06810 (“Penwest”), and ENDO PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 100 Painters Drive, Chadds Ford, Pennsylvania 19317 (“Endo”) (each, a “Party” and collectively, the “Parties”).
WITNESSETH:
          WHEREAS, Endo and Penwest are parties to that certain Amended and Restated Strategic Alliance Agreement, dated as of April 2, 2002, as amended by that certain Amendment Agreement, dated as of January 7, 2007, that certain Second Amendment, effective as of July 14, 2008, that certain Third Amendment, effective as of January 1, 2009, that certain Consent Agreement, dated as of June 8, 2009, that certain Fourth Amendment, effective as of April 8, 2010 and that certain Fifth Amendment, dated as of June 8, 2010 (collectively, the “Agreement”);
          WHEREAS, Endo, Penwest and West Acquisition Corp. (“Merger Sub”), concurrently with the execution and delivery of this Sixth Amendment, have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub will commence an Offer (as defined in the Merger Agreement) to purchase all of the outstanding shares of common stock of Penwest upon the terms and subject to the conditions set forth in the Merger Agreement, and (ii) following the consummation of the Offer, Merger Sub will merge with and into Penwest in accordance with the Washington Business Corporation Act and the General Corporation Law of the State of Delaware;
          WHEREAS, following the Offer Closing (as defined in the Merger Agreement), Endo will be the beneficial owner of a majority of the issued and outstanding shares of common stock of Penwest and will be entitled to designate a majority of the directors on the Company Board (as defined in the Merger Agreement); and
          WHEREAS, if Merger Sub consummates the Offer, Penwest and Endo desire to further amend the Agreement as specified herein, effective as of the Offer Closing, to reflect the ownership of Penwest following the Offer Closing.
          NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.	Certain Defined Terms. Words and phrases that are introduced by initial capitals and which are not otherwise defined in this Sixth Amendment shall have the same meaning as in the Agreement. All references to “Section”, unless otherwise specified, are intended to refer to a section of the Agreement and all references to “Paragraph”, unless otherwise specified, are intended to refer to a paragraph of this Sixth Amendment.
2.	Penwest’s Rights to Receive Royalties. Endo shall continue to pay, and Penwest shall continue to have the right to receive, royalties or other payments as specified in the Agreement.
3.	Control of the Product. The Parties hereby agree that, and notwithstanding anything to the contrary in the Agreement (but subject to Paragraphs 2 and 4), from and after the Offer Closing, Endo shall have sole discretion with respect to all decisions and actions pertaining to the Product and the Licensed Oxymorphone Products.
4.	Committee Action; Alliance Committee. Notwithstanding anything to the contrary in the Agreement, from and after the Offer Closing, any and all matters under the Agreement that are to be determined, decided, approved or accepted by Committee Action, the Alliance Committee, Penwest or both Parties, or for which the Alliance Committee’s or Penwest’s consent is required, shall be determined, decided, approved or accepted by or consented to (as the case may be) by Endo in its sole discretion (except amendments of, or modifications to, the Agreement, which shall continue to require a writing signed by both Parties). In connection with the foregoing, from and after the Offer Closing, all provisions of the Agreement that specify procedures required to obtain any such determination, decision, approval, acceptance or consent by Committee Action, the Alliance Committee, Penwest or both Parties shall be automatically deleted from the Agreement (including, for clarity, the existence and powers of the Alliance Committee, which, from and after the Offer Closing, shall be automatically disbanded and shall have no further rights or obligations under the Agreement).
5.	Termination By Penwest. Notwithstanding anything to the contrary in the Agreement, from and after the Offer Closing, Penwest shall not have any right to terminate the Agreement, except with Endo’s prior written consent.
6.	Best Commercial Efforts. Notwithstanding anything to the contrary in the Agreement, from and after the Offer Closing, Endo shall have no obligations to Penwest under Section 4.1 of the Agreement (including no obligations to exercise Best Commercial Efforts during the Marketing Period), or any other obligations, to manufacture, market, promote and sell the Product and the Licensed Oxymorphone Products.
7.	Non-Solicitation Obligations. Notwithstanding anything to the contrary in the Agreement, from and after the Offer Closing, neither Party shall have any obligations to the other Party under the Agreement with respect to non-solicitation of employees and consultants under the Agreement.
8.	Other Provisions. From and after the Offer Closing, if any provisions of the Agreement are rendered meaningless or irrelevant in light of the amendments specified herein, such provisions shall be deleted from the Agreement.

9.	Conflicts. For clarity, in the event of any conflict between the terms of this Sixth Amendment and the Agreement, this Sixth Amendment shall control.

10.	Effective Date. This Sixth Amendment shall be effective immediately following the Offer Closing (as defined in the Merger Agreement). For the sake of clarity, if the Offer Closing does not occur in accordance with the terms of the Merger Agreement and the Merger Agreement is terminated, then this Sixth Amendment shall not take effect. For the sake of further clarity, the Parties agree and acknowledge that the execution of this Sixth Amendment, and the possibility that this Sixth Amendment would become effective on the Offer Closing as set forth herein, will not, at any time prior to the Offer Closing, prejudice either Party’s rights under the Agreement .
11.	Counterparts. This Sixth Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original of the Party or Parties who executed such counterpart, but all of which together shall constitute one and the same instrument. In making proof of this Sixth Amendment, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party. Facsimile or scanned copies of original signatures by either Party shall be deemed to be originals of such signatures.
12.	Entire Agreement. This Sixth Amendment, together with the Agreement, contains the Parties’ entire understanding with regard to the subject matter hereof and thereof and supersedes, revokes, terminates, and cancels any and all other arrangements and agreements, whether oral or written, between the Parties relating to the subject matter hereof and thereof.
13.	Severability. If any provision of this Sixth Amendment shall be held invalid, illegal or unenforceable, such provision shall be enforced (from and after the Offer Closing) to the maximum extent permitted by law and the Parties’ fundamental intentions hereunder and the remaining provisions shall not be affected or impaired.
14.	Governing Law. This Sixth Amendment and all actions arising out of or in connection with this Sixth Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles of any other jurisdiction. Any disputes arising out of or relating to this Sixth Amendment shall be resolved in accordance with Section 12.2 and Article 13 of the Agreement as if such dispute were a dispute under the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Sixth Amendment to be executed in duplicate as of the date written above by their duly authorized officers.

PENWEST PHARMACEUTICALS CO.
By:	/s/ Jennifer L. Good
	Name:	Jennifer L. Good
	Title:	President and Chief Executive Officer

ENDO PHARMACEUTICALS INC.
By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President and Chief Executive Officer

SIGNATURE PAGE